Exhibit 3.1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “KALOBIOS PHARMACEUTICALS, INC.”, FILED IN THIS OFFICE ON THE SECOND DAY OF MAY, A.D. 2012, AT 10:28 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KALOBIOS PHARMACEUTICALS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

KaloBios Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is KaloBios Pharmaceuticals, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 19, 2001 under the name Horizon Biotechnologies, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is KaloBios Pharmaceuticals, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, 19901, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is one hundred forty million one hundred fifty-two thousand five hundred fifty-five (140,152,555) shares. The total number of shares of common stock authorized to be issued is eighty million (80,000,000), par value $0.001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is sixty million one hundred fifty-two thousand five hundred fifty-five (60,152,555), par value $0.001 per share (the “Preferred Stock”), of which one million five hundred twenty-seven thousand six hundred eleven (1,527,611) shares are designated as “Series A Preferred Stock”. three million four hundred twenty-five thousand one hundred fifty-two (3,425,152) shares are designated as “Series B-l Preferred Stock”, fourteen million eight hundred eleven thousand three hundred twenty-three (14,811,323) shares are designated as “Series B-2 Preferred Stock”, six million nine hundred forty-four thousand four hundred fifty (6,944,450) shares are designated as “Series C Preferred Stock”, eleven million three hundred eighty-five thousand one hundred ninety-six (11,385,196) shares are designated as “Series D Preferred Stock” and twenty-two million fifty-eight thousand eight hundred twenty-three (22,058,823) shares are designated as “Series E Preferred Stock”.

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) Until the earlier of (x) October 31, 2013 and (y) the date on which there is an automatic conversion of all of the outstanding shares of Preferred Stock of this corporation pursuant to subsection 4(b) of this Amended and Restated Certificate of Incorporation, the holders of shares of each series of Preferred Stock of this corporation shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors, with any such dividend being paid pari passu among all of the then outstanding shares of Preferred Stock until the Dividend Rate for each such outstanding share of Preferred Stock has been paid in full. Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that (i) any waiver of any dividend preference or right in respect of the shares of Series E Preferred Stock that the holders thereof shall be entitled to receive pursuant to this Section 1 (including, without limitation, the Dividend Rate per share of Series E Preferred Stock (other than in connection with adjustments for stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and (ii) any waiver that would impact the rights of the holders of the Series E Preferred Stock pursuant to subsection l(b) or l(c) of this Part B shall, in each case, require the affirmative vote or written consent of the holders of at least 60% of the shares of Series E Preferred Stock then outstanding. For purposes of this subsection l(a) and subsection l(b), “Dividend Rate” shall mean $0.12 per annum for each share of Series A Preferred Stock, $0.12 per annum for each share of Series B-l Preferred Stock, $0.12 per annum for each share of Series B-2 Preferred Stock, $0.2304 per annum for each share of Series C Preferred Stock, $0.26 per annum for each share of Series D Preferred Stock and the rate of five percent (5%) per annum of the Original Issue Price (as defined in subsection 2(a) below) for each share of Series E Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(b) From and after October 31, 2013 (the “Trigger Date”) and until such time as there is an automatic conversion of all of the then issued and outstanding shares of Preferred Stock of this corporation pursuant to subsection 4(b) of this Part B of Article IV of the Amended and Restated Certificate of Incorporation (the “Accruing Dividend Termination Date”), prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation), the holders of shares of Series E Preferred Stock shall be entitled to receive on each Dividend Payment Date (as defined below), and this corporation shall use all available liquid assets to pay cash dividends to such holders, at the rate of five percent (5%) per annum of the Original Issue Price (as defined below) on each outstanding share of Series E Preferred Stock from the Trigger Date (calculated on the basis of a 360 day year and as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). All such dividends shall (i) accrue automatically from day-to-day whether or not they have been declared, (ii) be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart, for payment before any dividends, distributions or other payments may be made with respect to any other equity securities of this corporation, (iii) following the Trigger Date, compound quarterly on the last day of each calendar quarter commencing with the calendar quarter ending December 31, 2013, and (iv) be payable on each of (x) the last calendar day of each quarter after the Trigger Date commencing with the calendar quarter ending December 31, 2013, (y) the consummation of a Liquidation Event, and (z) on the Accruing Dividend Termination Date (each such date, the “Dividend Payment Date”). As at any date, the accrued and unpaid dividends on each then outstanding share of Series E Preferred Stock is referred to hereinafter as the “Accruing Dividend”. If, after taking such actions, the assets of this corporation legally available to pay the Accruing Dividends (including funds required to pay debts) on any Dividend Payment Date are insufficient to pay the full portion of the Accruing Dividend payable on all of the then outstanding shares of Series E Preferred Stock on such Dividend Payment Date (the “Aggregate Accruing Dividend”), this corporation shall (A) take any action necessary or appropriate to remove promptly any impediments to its ability to pay the Aggregate Accruing Dividend, including, without limitation (I) to the extent permissible under applicable law, reducing the stated capital of this corporation or causing a revaluation of the assets of this corporation under Section 154 of the Delaware General Corporation Law to create sufficient surplus to declare and pay such Aggregate Accruing Dividend (if the absence of such surplus was a factor in funds of this corporation not being legally available for the declaration and payment of the Aggregate Accruing Dividend), and (II) prioritizing all liquid assets for use to pay the Aggregate Accruing Dividend and not making any capital expenditures, and (B) in any event, use any funds that are legally available to pay the Aggregate Accruing Dividend toward paying the maximum amount per share possible to each holder of such shares, pro rata in proportion to the respective number of such shares held by each holder to the total number of shares of Series E Preferred Stock then outstanding. At any time thereafter when any legal impediment to payment of the Accruing Dividend no longer exists, this corporation shall immediately pay the then accrued and unpaid Aggregate Accruing Dividend then outstanding on such date, whether or not such date is a Dividend Payment Date. Notwithstanding anything herein to the contrary, in the event that this corporation does not pay the Aggregate Accruing Dividend on a Dividend Payment Date for any reason (other than because the assets of this corporation legally available to pay the Accruing Dividends (including funds required to pay debts) on any Dividend Payment Date are insufficient to pay the full portion of Aggregate Accruing Dividend after this corporation has taken the actions specified in this subsection l(b)), the dividend rate shall increase from five percent (5%) per annum to ten percent (10%) per annum from the date of such default until the Aggregate Accruing Dividend is paid in full, at which time the dividend rate shall be decreased to five percent (5%) per annum. To the extent that this corporation desires to declare and pay a dividend on the other classes of its equity securities simultaneous or immediately following the payment in full of the Aggregate Accruing Dividend then outstanding (whether or not the date such dividend is to be paid is a Dividend Payment Date), such Aggregate Accruing Dividend then outstanding shall be paid first, in full, then the remaining portion of any such dividend shall be paid pari passu among all of the then outstanding shares of the Series A Preferred Stock, the Series B-l Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock until the Dividend Rate for each such outstanding share of each such Series of Preferred Stock has been paid in full. Any amendment or waiver of this subsection l(b) shall require the affirmative vote or written consent of the holders of at least 60% of the shares of Series E Preferred Stock then outstanding.

(c) Other Dividends. After the dividends on the Preferred Stock (and any class or series of stock that is senior to or on parity with such Preferred Stock with respect to dividends) shall have been paid as required pursuant to subsection l(a) or l(b) of this Part B of Article IV, as applicable, this corporation may (when, as and if declared by this corporation’s Board of Directors) declare and distribute dividends among the holders of Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if converted basis (assuming full conversion of all such Preferred Stock) as of the record date with respect to the declaration of such dividends. Notwithstanding anything herein to the contrary, all Accruing Dividends shall be paid in full upon the conversion of the Series E Preferred Stock.

(d) In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Stock were the holders of the number of shares of Common Stock of this corporation into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution at the then effective Conversion Rate (as defined in subsection 4(a) below).

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the Proceeds (as defined below) to the holders of Series D Preferred Stock, Series C Preferred Stock, Series B-2 Preferred Stock, Series B-l Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Original Issue Price (as defined below) for the Series E Preferred Stock, plus declared but unpaid dividends on such share (including, without limitation, the Accruing Dividend on each share of Series E Preferred Stock, if applicable). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire Proceeds legally available for distribution shall be distributed ratably among the holders of Series E Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Amended and Restated Certificate of Incorporation, “Original Issue Price” shall mean $1.44 per share for each share of the Series A Preferred Stock, $1.44 per share for each share of Series B-l Preferred Stock, $1.44 per share for each share of Series B-2 Preferred Stock, $2.88 per share for each share of the Series C Preferred Stock, $3.25 per share for each share of the Series D Preferred Stock and $3.40 per share for each share of the Series E Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock). “Proceeds” shall include all cash, securities and other property this corporation or its stockholders are entitled to receive in connection with any Liquidation Event, including but not limited to earnout payments, escrow amounts or other contingent payments.

(b) Upon the completion of the distribution required by subsection (a) of this Section 2, if Proceeds remain, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of Proceeds to the holders of Series C Preferred Stock, Series B-2 Preferred Stock, Series B-l Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Original Issue Price for the Series D Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the remaining Proceeds legally available for distribution shall be distributed ratably among the holders of Series D Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b).

(c) Upon the completion of the distribution required by subsections (a) and (b) of this Section 2, if Proceeds remain, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of Proceeds to the holders of Series B-2 Preferred Stock, Series B-l Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Original Issue Price for the Series C Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the remaining Proceeds legally available for distribution shall be distributed ratably among the holders of Series C Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (c).

(d) Upon the completion of the distribution required by subsections (a), (b) and (c) of this Section 2, if Proceeds remain, the holders of Series B-2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of Proceeds to the holders of Series B-l Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Original Issue Price for the Series B-2 Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Series B-2 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the remaining Proceeds legally available for distribution shall be distributed ratably among the holders of Series B-2 Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (d).

(e) Upon the completion of the distribution required by subsections (a), (b), (c) and (d) of this Section 2, if Proceeds remain, the holders of Series A Preferred Stock and Series B-l Preferred Stock shall be entitled to receive, prior and in preference to any distribution of Proceeds to the holders of Common Stock by reason of their ownership thereof, an amount equal to the applicable Original Issue Price for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Series A Preferred Stock and Series B-l Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the Proceeds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B-l Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this subsection (e).

(f) Upon the completion of the distribution required by subsections (a), (b), (c), (d) and (e) of this Section 2, subject to subsection (g) of this Section 2, the entire remaining Proceeds available for distribution to stockholders shall be distributed among the holders of the Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock) until, with respect to each series of Preferred Stock, such holders shall have received the applicable Participation Cap (as defined below); thereafter, if Proceeds remain, the holders of the Common Stock of this corporation shall receive all of the remaining Proceeds pro rata based on the number of shares of Common Stock held by each. For purposes of this Amended and Restated Certificate of Incorporation, “Participation Cap” shall mean $4.32 for the Series A Preferred Stock, $4.32 for the Series B-l Preferred Stock, $4.32 for the Series B-2 Preferred Stock, $7.20 for the Series C Preferred Stock, $8.12 for the Series D Preferred Stock and $8.50 for the Series E Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock), which includes amounts paid pursuant to subsections (a), (b), (c), (d) and (e) of this Section 2.

(g) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(h) (i) A “Liquidation Event” shall be deemed to be occasioned by, or to include, (A) the acquisition of this corporation by another person or persons by means of any transaction or series of related transactions (including, without limitation, any reorganization, stock purchase, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; (B) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of this corporation or of any successor corporation’s assets to any other entity by means of any transaction or series or related transactions (each of (A) and (B) being referred to herein as a “Corporate Transaction”) or (C) a liquidation, dissolution or winding up of this corporation. Notwithstanding the foregoing, the issuance of Series E Preferred Stock by this corporation shall not be deemed a Liquidation Event. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived prospectively or retrospectively by the vote or written consent of the holders of sixty percent (60%) of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that the waiver of any particular transaction or series of related transactions as a Liquidation Event for holders of Series E Preferred Stock shall require the vote or written consent of the holders of not less than sixty percent (60%) of the then outstanding shares of Series E Preferred Stock. This corporation shall not have the power to effect a Liquidation Event referred to in clause (A) of this subsection (h)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of this corporation shall be allocated among the holders of capital stock in accordance with this Section 2. If on a Liquidation Event pursuant to clause (B) of this subsection (h)(i), this corporation does not effect a dissolution, if the holders of at least 60% of the then outstanding shares of Preferred Stock so request in a written instrument delivered to this corporation not later than 120 days after such Liquidation Event, this corporation shall use the consideration received by it for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of this corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Liquidation Event, to distribute such Available Proceeds to the holders of capital stock in accordance with this Section 2. Prior to any distribution of Available Proceeds provided for in this subsection (h)(i), this corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event. In the event of a Liquidation Event referred to in clause (A) of this subsection (h)(i), if any portion of the consideration payable to the stockholders of this corporation is payable to the stockholders of this corporation subject to contingencies, the Merger Agreement shall provide that (y) the portion of such consideration that is not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with this Section 2 as if the Initial Consideration were the only consideration payable in connection with such

Liquidation Event and (z) any additional consideration which becomes payable to the stockholders of this corporation upon satisfaction of contingencies shall be allocated among the holders of capital stock of this corporation in accordance with this Section 2 after taking into account the previous payment of the Initial Consideration as part of the same transaction; provided, however, that any consideration payable to the stockholders of this corporation that is placed into escrow in connection with such Liquidation Event shall not be deemed to be subject to “contingencies” for purposes of this sentence.

(ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) trading day period ending three (3) trading days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading day period ending three (3) trading days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, mutually as determined in good faith by this corporation’s Board of Directors and the holders of at least 60% of the voting power of all then outstanding shares of Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least 60% of the voting power of all then outstanding shares of such Preferred Stock.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(h)(iv) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least sixty percent (60%) of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the Conversion Price (as defined below) applicable to such share (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The “Conversion Price” per share for each series of Preferred Stock shall initially be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b) Automatic Conversion. Each and every share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Preferred Stock immediately upon the earlier of (i) except as provided below in Section 4(c), this corporation’s sale of its Common Stock in a firm commitment underwritten public offering on the NASDAQ Global Market, the NASDAQ Global Select Market or the New York Stock Exchange pursuant to a registration statement on Form S-l or successor form filed under the Securities Act of 1933, as amended, with a pre-initial public offering valuation of at least $225,000,000 and resulting in gross proceeds to the corporation of not less than $30,000,000 in the aggregate (a “Qualified Public Offering”), (ii) the date on which a registration statement on Form S-l registering for re-sale by shareholders of this corporation shares of Common Stock issued upon conversion of the Preferred Stock and, without duplication, shares of Common Stock issued in, or shares of Common Stock issued upon conversion of Preferred Stock issued in, a PIPE Offering (as defined in the Amended and Restated Investors’ Rights Agreement among this corporation and certain of its shareholders, including without limitation, all of the holders of the Preferred Stock, dated on or about the date hereof) becomes effective, or (iii) the date specified by written consent or agreement of the holders of not less than sixty percent (60%) of the then outstanding shares of Preferred Stock; provided, however, that (x) if such conversion is in connection with a Liquidation Event (as defined above) in which holders of Series D Preferred Stock would receive an amount less than its applicable Participation Cap (as defined above), then the automatic conversion of each share of Series D Preferred Stock shall also require the written consent or agreement of the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock and (y) the automatic conversion of each share of Series E Preferred Stock under the preceding clause (iii) shall also require the written consent or agreement of the holders of not less than sixty percent (60%) of the then outstanding shares of Series E Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933 (other than a Qualified Public Offering for which the provisions of Section 4(b) shall apply), the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) Subject to the terms set forth in the last sentence of this paragraph, if this corporation shall issue, on or after the date of acceptance for filing by the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation (the “Effective Date”) any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price for a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock (the “Dilutive Stock”), the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock

Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than $0.01 per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors and the holders of at least 60% of the voting power of all then outstanding shares of Preferred Stock, irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(l) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Effective Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Shares of Common Stock issuable or issued to employees, consultants, or directors (if in transactions with primarily non-financing purposes) of this corporation pursuant to a stock option plan, performance bonus plan or restricted stock plan approved by the Board of Directors of this corporation;

(C) Shares of Common Stock (i) issuable or issued to customers or vendors (if in transactions with primarily non-financing purposes) of this corporation, financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, and (ii) approved and deemed not to be “Additional Stock” by the Board of Directors of the corporation;

(D) Shares of Common Stock issuable or issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Effective Date;

(E) Shares of Common Stock (i) issued or issuable in connection with a bona fide business acquisition of or by this corporation that is approved by the Board of Directors, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, and (ii) approved and deemed not to be “Additional Stock” by the Board of Directors of the corporation;

(F) Common Stock issuable upon conversion of Preferred Stock; or

(G) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d), or Common Stock issued or issuable or deemed issued as a result of an adjustment to the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(iii) In the event this corporation should at any time or from time to time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. This corporation will not, without the appropriate vote of the stockholders under the General Corporation Law or Section 6 of this Article IV(B), by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon conversion of the Preferred Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, this corporation shall, in lieu of issuing any fractional share, pay the holder an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) The Board of Directors of this corporation shall consist of the number of directors as set forth in the Bylaws.

(i) Preferred Stock. For so long as at least 600,000 shares of Preferred Stock shall be outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like), the holders of Preferred Stock shall have the right, voting together as a separate class, to elect two (2) directors to the Board of Directors.

(ii) Common Stock and Preferred Stock. The holders of Common Stock and the holders of Preferred Stock shall have the right, voting together as a single class, to elect any remaining directors.

(iii) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of a class or series as aforesaid or by the other directors, such vacancy shall be filled by the remaining director or directors elected by that class or series, if any, or if no such director remains, by the affirmative vote of the holders of the applicable class or series; however, if the vacant director had been chosen by the other directors, then the vacancy shall be filled by the unanimous consent of the other directors. Any director elected by the holders of a class or series of stock may be removed, either with or without cause, by and only by the affirmative vote of the holders of the shares of the class or series of stock which elected such director or directors, and any vacancy thereby created may be filled by the holder of that class or series of stock.

6. Protective Provisions.

(a) So long as at least 500,000 shares of Preferred Stock are outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation, reclassification or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

(i) amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws (including pursuant to a merger);

(ii) alter or change adversely the rights, preferences or privileges of a series of Preferred Stock in a manner different than other series of Preferred Stock;

(iii) increase the total number of authorized shares of Series B-2 Preferred Stock;

(iv) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having any rights, preferences or privileges on parity with or senior to the Series B-2 Preferred Stock;

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) or pay any dividend on or make any distribution in respect of any capital stock prior to the Series B-2 Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, nor shall this restriction apply to any Accruing Dividend that may become payable pursuant to subsection l(b);

(vi) consummate a Liquidation Event;

(vii) create or authorize the creation of any debt security if the corporation’s aggregate indebtedness would exceed $500,000 other than equipment leases or bank lines of credit which have received the prior approval of the Board of Directors;

(viii) unless previously approved by the Board of Directors, enter into capital equipment purchases, real estate obligations or other non-debt financial commitments that are each in excess of $100,000 outside the ordinary course of business;

(ix) enter into a sale of all or substantially all of its assets, merger, acquisition, stock purchase, consolidation, reorganization or other transaction in which control of 50% or more the voting interests of this corporation is transferred;

(x) increase or decrease the size of the Board of Directors;

(xi) create a new stock plan or amend the corporation’s existing stock plans;

(xii) effect a bona fide business acquisition of the corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; or

(xiii) unless previously approved by the Board of Directors, issue securities for licenses to technology or pharmaceutical drugs or compounds.

(b) So long as shares of Series E Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty percent (60%) of the then outstanding shares of the Series E Preferred Stock, voting as a separate class:

(i) increase the total number of authorized shares of Series E Preferred Stock;

(ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) or pay any dividend on or make any distribution in respect of any capital stock (A) at any time from and after the Trigger Date when this corporation is obligated to pay an Accruing Dividend in accordance with subsection l(b) of this Part B of Article IV, so long as any shares of the Series E Preferred Stock are outstanding and (B) at any time prior to the Trigger Date or after the Accruing Dividend Termination Date when this corporation is not obligated to pay an Accruing Dividend in accordance with subsection l(b) of this Part B of Article IV, prior to the Series E Preferred Stock, provided, however, that solely in the case of the foregoing clause (B), this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment; or

(iii) adversely change, in a direct or indirect manner, any of the rights, preferences, privileges or other terms of the Series E Preferred set forth in this Amended and Restated Certificate of Incorporation, provided that the authorization and issuance of a new equity security, in and of itself, including any other security convertible into or exercisable for any equity security having any rights, preferences or privileges or other terms on parity with or senior to the Series E Preferred Stock, shall not constitute an adverse change, in a direct or indirect manner, to the priority of the liquidation preference of the Series E Preferred Stock for purposes of this subsection.

(c) So long as shares of Series D Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the then outstanding shares of the Series D Preferred Stock, voting as a separate class:

(i) increase the total number of authorized shares of Series D Preferred Stock;

(ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) or pay any dividend on any capital stock prior to the Series D Preferred Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, nor shall this restriction apply to any Accruing Dividend that may become payable pursuant to subsection l(b); or

(iii) adversely change the priority of the liquidation preference of the Series D Preferred Stock, provided that the authorization and issuance of a new equity security, including any other security convertible into or exercisable for any equity security having any rights, preferences or privileges on parity with or senior to the Series D Preferred Stock, shall not constitute an adverse change to the priority of the liquidation preference of the Series D Preferred Stock for the purposes of this subsection.

(d) So long as shares of Series C Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty percent (60%) of the then outstanding shares of the Series C Preferred Stock, voting as a separate class:

(i) increase the total number of authorized shares of Series C Preferred Stock; or

(ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) or pay any dividend on any capital stock prior to the Series C Preferred Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, nor shall this restriction apply to any Accruing Dividend that may become payable pursuant to subsection l(b).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. This Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Division (B) of Article IV hereof.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

*    *    *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the President and the Secretary of this corporation on this 2nd day of May, 2012.

/s/ David Pritchard
David Pritchard, Chief Executive Officer

/s/ Jeanne Jew
Jeanne Jew, Secretary

KaloBios Pharmaceuticals, Inc.

Amended and Restated Certificate of Incorporation